EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption ‘‘Experts’’ and to the incorporation by reference in Registration Statement (Form S-8 No. 333-00000 pertaining to the 2004 Management Stock Plan and 2005 Management Omnibus Incentive Plan) of our reports dated March 6, 2006, with respect to: i) the consolidated financial statements of TAL International Group, Inc. and Transamerica Maritime Container (the Predecessor Company); ii) TAL International Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TAL International Group, Inc.; and iii) the related financial statement schedules included in TAL International Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY
April 12, 2007